Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste.100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media: Steven Campanini (469) 893-6321
Investors: Thomas Rice (469) 893-2522

Tenet Announces Results for Fourth Quarter Ended

December 31, 2006, Outlook for 2007,

and Intermediate Term Earnings Potential

DALLAS – February 27, 2007 – Tenet Healthcare Corporation (NYSE:THC) today reported a loss of $386 million, or $0.82 per share, for its fourth quarter ended December 31, 2006.  This compares to a loss of $286 million, or $0.61 per share, in the fourth quarter of 2005. The loss for the fourth quarter of 2006 includes a loss from continuing operations of $393 million, or $0.83 per share, compared to a loss of $180 million, or $0.39 per share, in the fourth quarter of 2005.  The loss from continuing operations included non-cash impairment charges of $316 million and restructuring charges of $7 million, or $0.52 per share, in total, in the fourth quarter of 2006 as compared to $32 million, or $0.04 per share, in impairment and restructuring charges in the fourth quarter of 2005. Excluding impairment and restructuring charges, hurricane costs, and the costs of litigation and investigation, operating income in the fourth quarter of 2006 was $58 million, an increase of $15 million, or 35 percent, compared to operating income of $43 million in the fourth quarter of 2005.

Income from discontinued operations in the fourth quarter of 2006 was $7 million, or $0.01 per share, compared to a loss of $90 million, or $0.19 per share, in the fourth quarter of 2005. The fourth quarter of 2005 included a loss from the impact of an accounting change of $16 million, or $0.03 per share, which was in addition to the losses reported in continuing and discontinued operations.

“Our operating results were within the range of expectations we had going into the quarter, and our full year 2006 results were within the range we expressed in June. Adjusted EBITDA was $153 million for a margin of 7.0 percent in the current quarter compared to adjusted EBITDA of $123 million and a margin of 5.8 percent in the fourth quarter of 2005,” said Trevor Fetter, Tenet’s president and chief executive officer. “The loss of patient volumes slowed to less than half the rate of decline in recent quarters, but the difficult environment for the hospital industry continues to affect the pace of our return to sustained profitability. Overall, 2006 was a year in which we accomplished a great deal. The most serious litigation and investigations are behind us. We made dramatic improvements in clinical quality. We improved the strength of our hospitals by purchasing new equipment and generally increasing the capital we invested in them. We made important additions to our management team, hiring a new Chief Financial Officer and a new head of Human Resources, and we appointed a new Chief Operating Officer. We have started 2007 on a stronger footing than at any time in the past four years.”

“Patient volumes strengthened early in the fourth quarter, and we achieved positive period-over-period admission growth through November,” said Stephen Newman, M.D., chief operating officer, “But the growth achieved in the first two months of the quarter was offset by softer admissions in December which has historically been a month of volatile admissions. A number of our markets achieved solid volume growth including most of our California hospitals. This is particularly gratifying as, three years ago, California was one of our most challenged markets. California’s admission rebound may be an early indication that our Targeted Growth Initiative and our Physician Sales and Service Program are producing tangible results. While our Central States and Southern States markets continued their pattern of steady, consistent admissions growth, both Florida and Texas experienced volume declines. A portion of this weakness seems to be related to Florida’s delayed recovery from the hurricanes of 2005. It is interesting to note that by excluding the results of just four of our Florida hospitals, the company’s fourth quarter admissions would have been slightly positive.”

 “In addition to moderation in admissions and bad debt trends, the company improved its liquidity by establishing an $800 million credit line and resolved substantial federal income tax matters,” said Biggs Porter, chief financial officer. “Although key performance metrics are improving, we continue to be buffeted by a difficult operating environment which contributed to the impairments we recorded in the quarter.”

Continuing Operations

The loss from continuing operations for the fourth quarter of 2006 was $393 million, or $0.83 per share, including the following items:

(1)          Non-cash impairments of long-lived assets of $164 million, non-cash impairment charge for goodwill of $152 million, and restructuring charges of $7 million, pre-tax, totaling $247 million after-tax before the impact of the deferred tax valuation allowance, or $0.52 per share;

(2)          Costs of litigation and investigation of $15 million pre-tax, $12 million after-tax before the impact of the deferred tax valuation allowance, or $0.03 per share;

(3)          Unfavorable, non-cash adjustments to increase the company’s valuation allowance for deferred tax assets related to continuing operations of $103 million, or $0.22 per share;

(4)          Favorable net adjustments for prior year cost reports, $19 million pre-tax, $12 million after-tax before the impact of the deferred tax valuation allowance, or $0.03 per share; and,

(5)          Favorable pension expense adjustment of $14 million pre-tax, $9 million after-tax before the impact of the deferred tax valuation allowance, or $0.02 per share.

In addition, the Company incurred stock compensation expense, included in salaries, wages and benefits, of $16 million pre-tax, $10 million after-tax before the deferred tax valuation allowance, or $0.02 per share in the fourth quarter of 2006 as compared to $10 million pre-tax, $6 million after-tax before the deferred tax valuation allowance, or $0.01 per share in the fourth quarter of 2005.

Adjusted EBITDA

Adjusted EBITDA in the fourth quarter of 2006 was $153 million producing a margin of 7.0 percent, an increase of $30 million, or 24.4 percent, from adjusted EBITDA of $123 million in the fourth quarter of 2005, and an increase of 120 basis points from the adjusted EBITDA margin of 5.8 percent in the fourth quarter of 2005. Adjusted EBITDA is a non-GAAP term defined by the Company as net income (loss) before (1) interest expense, (2) taxes, (3) depreciation, (4) amortization, (5) impairment of long-lived assets and goodwill and restructuring charges net of insurance recoveries, (6) hurricane insurance recoveries net of costs, (7) costs of litigation and investigations, (8) investment earnings, (9) minority interests, (10) discontinued operations, (11) the cumulative effect of change in accounting principle, net of tax, (12) loss from the early extinguishment of debt, and (13) net gains on the sales of investments. A reconciliation of net loss to adjusted EBITDA is provided at the end of this release.

Admissions, Patient Days and Surgeries

	Continuing Operations
Admissions, Patient Days, and Surgeries	Q4’06	Q4’05	Change (%)
Admissions - Total	143,110	144,482	(0.9)
Uninsured Admissions	6,307	5,707	10.5
Uninsured Admissions /Total admissions (%)	4.4	3.9	0.5	(1)
Charity Care Admissions	2,582	2,685	(3.8)
Charity Care Admissions / Total admissions (%)	1.8	1.9	(0.1	) (1)
Commercial Managed Care Admissions	41,333	42,866	(3.6)
Commercial Admissions / Total admissions (%)	28.9	29.7	(0.8	) (1)
Admissions through Emergency Dept. (ED)	76,605	77,231	(0.8)
ED Admits /Total admissions (%)	53.5	53.5	—
Surgeries (inpatient and outpatient)	99,480	103,715	(4.1)
Patient Days - Total	705,249	736,638	(4.3)
Equivalent Admissions	203,830	203,722	0.1
Equivalent Patient Days	997,836	1,029,551	(3.1)

(1) This change is the difference between the 2006 and 2005 amounts shown.

Admissions for the fourth quarter of 2006 were 143,110, a decline of 1,372 admissions, or 0.9 percent, compared to admissions of 144,482 in the fourth quarter of 2005.  Approximately 20 percent of the admissions decline was attributable to certain rehabilitation units as the company responded to Medicare’s new “75 Percent Rule” subsequent to December 31, 2005.

Commercial managed care admissions declined from 42,866 to 41,333, a decline of 1,533 admissions, or 3.6 percent, in the fourth quarter of 2006 as compared to the fourth quarter of 2005. Despite this decline in the commercial piece of our business, total managed care admissions increased by 1,672 or 2.6 percent, reflecting the continuing mix shift within managed care towards managed Medicare and managed Medicaid admissions.

Equivalent admissions increased by 108, or 0.1 percent, to 203,830 in the fourth quarter of 2006 as compared to 203,722 equivalent admissions in the fourth quarter of 2005. Positive equivalent admissions despite declines in both admissions and outpatient visits resulted from the impact of higher pricing and intensity of outpatient services in the current quarter.

Outpatient Visits

	Continuing Operations
Outpatient Visits	Q4’06	Q4’05	Change (%)
Total Visits	1,051,106	1,084,425	(3.1)
Uninsured Visits	110,824	112,219	(1.2)
Uninsured/ Total Visits (%)	10.5	10.3	0.2
Charity Care Visits	5,683	4,972	14.3
Charity Care Visits / Total Visits (%)	0.5	0.5	—
Commercial Managed Care Outpatient Visits	412,211	430,410	(4.2)
Commercial Visits / Total Visits (%)	39.2	39.7	(0.5	)(1)

(1) This change is the difference between the 2006 and 2005 amounts shown.

Outpatient visits in the fourth quarter of 2006 were 1,051,106, a decline of 33,319, or 3.1 percent, as compared to 1,084,425 visits in the fourth quarter of 2005. The joint venture or closure of five outpatient centers resulted in a loss of 7,650 visits in the fourth quarter which explains 23 percent of the decline. Outpatient visits to joint-ventured centers which we do not control are not included in Tenet’s consolidated reporting including statistical information. An additional 30 percent of the decline was a result of lower visits in the area of rehabilitation. Another factor contributing to this decline includes the increasing competition the company is experiencing from physician-owned entities providing outpatient services.

Revenues

Revenues	Continuing Operations
($ in Millions)	Q4’06	Q4’05	Change (%)
Net Operating Revenues	2,179	2,123	2.6
Revenues from the Uninsured	145	134	8.2
Charity care	168	150	12.0
Provision for Doubtful Accounts (“Bad Debt”)	124	148	(16.2)
Uncompensated care (1) (2)	292	298	(2.0)
Uncompensated care/ (Net Operating Revenues + Charity) (1) (%)	12.4	13.1	(0.7	) (3)

(1)  Non-GAAP measure

(2)  Defined as charity care plus provision for doubtful accounts

(3)  This percentage change is the difference between the 2006 and 2005 amounts shown

Net operating revenues for continuing operations were $2.179 billion in the fourth quarter of 2006, an increase of $56 million, or 2.6 percent, as compared to $2.123 billion in the fourth quarter of 2005.

Disproportionate-share payments received under various state Medicaid programs and other state-funded subsidies provided revenues of approximately $35 million and $18 million in the fourth quarters of 2006 and 2005, respectively. The increase in disproportionate-share revenue is primarily attributable to additional funding provided by certain states, which was made available in part by additional annual state provider taxes on certain of our hospitals and changes in classifications of state programs. These revenues could fluctuate as disproportionate-share payments are dependent on government programs which are subjected to periodic review and policy changes.

Pricing

	Continuing Operations
Pricing	Q4’06	Q4’05	Change (%)
Net inpatient revenue per admission ($)	10,440	10,167	2.7
Net inpatient revenue per patient day ($)	2,118	1,994	6.2
Net outpatient revenue per visit ($)	592	545	8.6
Net patient revenue per equivalent admission ($)	10,381	10,112	2.7
Net patient revenue per equivalent patient day ($)	2,121	2,001	6.0
Net patient revenue from managed care payers ($mm)	1,100	1,060	3.8
Net patient revenue from commercially insured patients ($mm)	857	862	(0.6)
Stop loss payments from managed care payers ($mm)	77	94	(18.1)

Net inpatient revenue per admission for the fourth quarter of 2006 was $10,440 compared to $10,167 in the fourth quarter of 2005, an increase of $273, or 2.7 percent.  Net outpatient revenue per visit was $592 in the fourth quarter of 2006 compared to $545 in the fourth quarter of 2005, an increase of $47, or 8.6 percent. Net patient revenue per equivalent patient day was $2,121 in the fourth quarter of 2006 compared to $2,001 in the fourth quarter of 2005, an increase of $120, or 6.0 percent.

The Company disaggregates its managed care business into two categories: (1) commercial managed care and (2) managed Medicare and managed Medicaid. In the fourth quarter of 2006, approximately 78 percent of managed care revenues were from Tenet’s commercial managed care business and 22 percent are from managed Medicare and managed Medicaid. This represents a significant adverse mix shift as in the fourth quarter of 2005, 81 percent of managed care revenues were in the commercial segment and 19 percent were from managed government programs. In the fourth quarter of 2006 managed care admissions were approximately 62 percent commercial and 38 percent managed Medicare and managed Medicaid compared to 66 percent and 34 percent respectively, in the fourth quarter of 2005.  Managed care outpatient visits in the fourth quarter of 2006 were 74 percent commercial and 26 percent managed Medicare and managed Medicaid compared to 78 percent and 22 percent, respectively, in the fourth quarter of 2005.

Inpatient managed care per diem base rates in the fourth quarter of 2006 increased by 6.7 percent for our total managed care portfolio, and 8.6 percent for the commercial segment of the managed care portfolio, as compared to the fourth quarter of 2005. In our outpatient business, net revenue per visit increased by 6.3 percent in the commercial segment of our managed care portfolio in the fourth quarter of 2006 compared to the fourth quarter of 2005. Net inpatient revenue per admission increased by 1.5 percent in the commercial segment of our managed care business in the fourth quarter of 2006 as compared to the fourth quarter of 2005. The growth in this pricing metric was adversely impacted by the decline in average length of stay in the commercial segment of our business from 4.1 to 4.0 days over the same time period. The decline in average length of stay impacted the case mix index for managed commercial which declined by 1.6 percent. Managed commercial net revenue per patient day increased by 4.4 percent in the fourth quarter of 2006 compared to the fourth quarter of 2005. Declines in cardiology volumes in Florida and volume declines at certain of Tenet’s academic medical centers contributed to this decline in acuity and, in a related manner, also adversely affected pricing metrics in the fourth quarter.

Net inpatient revenue per admission, which Tenet refers to as “aggregate portfolio yield,” increased by 0.2 percent as compared to the fourth quarter of 2005. This metric includes both managed Medicare and managed Medicaid in addition to our commercial managed care business.  Aggregate managed care outpatient revenue per visit increased by 5.2 percent. As a result of these pricing increases, total net patient revenue from managed care payers increased by 3.8 percent in the fourth quarter of 2006 compared to the fourth quarter of 2005 as managed care patient volumes increased, admissions and outpatient visits increased by 2.6 and 0.4 percent, respectively. Total patient revenue from commercially insured patients declined by 0.6 percent.

Stop-loss payments were $77 million in the fourth quarter of 2006, a decrease of $17 million, or 18.1 percent, from the $94 million received in the fourth quarter of 2005. Stop-loss payments were received on 3.2 percent of aggregate managed care admissions in the fourth quarter of 2006, and on 4.5 percent of commercial managed care admissions. Stop-loss payments were received on 4.2 percent of aggregate managed care admissions in the fourth quarter of 2005, and on 5.5 percent of commercial managed care admissions.

Controllable Operating Expense

	Continuing Operations
Controllable Operating Expenses	Q4’06	Q4’05	Change (%)
Salaries, Wages & Benefits ($mm)	986	958	2.9
Supplies ($mm)	392	390	0.5
Other Operating Expenses ($mm)	524	504	4.0
Total Controllable Operating Expenses ($mm)	1,902	1,852	2.7
Controllable operating expenses per equivalent patient day ($)	1,906	1,799	5.9

Controllable operating expenses (consisting of salaries, wages and benefits, supplies, and other operating expenses) were $1,902 million and $1,852 million in the fourth quarters of 2006 and 2005, respectively.  Controllable operating expenses per equivalent patient day were $1,906 in the fourth quarter of 2006 compared to $1,799 in the fourth quarter of 2005, an increase of $107 or 5.9 percent.

“Other Operating Expenses” increased by $20 million in the fourth quarter of 2006 as compared to the fourth quarter of 2005. This increase is attributable to increases in medical fees and lower allocation of costs to discontinued operations.

Provision for Doubtful Accounts

	Continuing Operations
Bad Debt	Q4’06	Q4’05	Change (%)
Provision for Doubtful Accounts (“Bad Debt”) ($mm)	124	148	(16.2)
Bad Debt / Net Operating Revenues (%)	5.7	7.0	(1.3	) (1)

(1)  This change is the difference between the 2006 and 2005 amounts shown

Provision for doubtful accounts, or bad debt expense, was $124 million for continuing operations in the fourth quarter of 2006, a decrease of $24 million, or 16.2 percent, from the provision for doubtful accounts of $148 million in the fourth quarter of 2005.  Bad debt expense was 5.7 percent of net operating revenues in the fourth quarter of 2006, compared to 7.0 percent of net operating revenues in the fourth quarter of 2005.

The decline in bad debt expense in the fourth quarter of 2006 includes the impact of two favorable items:

(1)     An $8 million favorable adjustment related to a change in the estimate of necessary bad debt reserve levels for self-pay. This reflects the recent history of payment patterns reflecting the reduced charges resulting from the implementation of our Compact with Uninsured Patients.

(2)     The settlement of disputes with commercial managed care payers which resulted in a $10 million reduction of bad debt expense.

Impairments

As a result of the company’s testing for impairment, the company recorded non-cash impairment charges in the fourth quarter of 2006 of $152 million for the impairment of goodwill and $164 million for the carrying value of certain hospitals. Both of these impairments are primarily attributable to the below expected performance of the respective facilities in 2006 and their anticipated future financial trends.

Accounts Receivable

Accounts receivable were $1.413 billion at December 31, 2006, and $1.453 billion at September 30, 2006. Accounts receivable days outstanding for continuing operations decreased to 55 days at December 31, 2006 from 56 days at September 30, 2006 and 58 days at December 31, 2005.

Cash Flow

Total cash was $784 million at December 31, 2006, a decrease of $288 million from $1.072 billion at September 30, 2006.  Unrestricted cash at September 30, 2006 was $809 million, which excluded $263 million of cash restricted as collateral for standby letters of credit under our terminated letter of credit facility. The restriction on this cash was removed following the company’s establishment of an $800 million senior secured revolving credit facility during the fourth quarter of 2006. The credit facility now serves to collateralize these letters of credit which total $190 million.

Significant cash flow items in the quarter included the following:

(1)  proceeds of $65 million from asset sales in discontinued operations;

(2)  income tax payments of $190 million, including a payment of $110 million representing the undisputed portion from a Revenue Agents Report (“RAR”) with regard to our tax returns for fiscal years 1998 to 2002 and an $80 million payment to settle issues for fiscal years 1995-1997; and

(3)  payments against reserves for restructuring charges and litigation costs and settlements of $15 million.

Net cash used in operating activities was $21 million in the fourth quarter of 2006.  In accordance with generally accepted accounting principles, this cash flow figure excludes capital expenditures, proceeds of asset sales, and certain other items.  Excluding cash provided by discontinued operations of $5 million, our cash used in operating activities would have been $26 million for the fourth quarter of 2006.

Capital expenditures in the fourth quarter of 2006 were $302 million, of which $297 million related to continuing operations. Capital expenditures for full year 2006 were $693 million, of which $643 million related to continuing operations. Capital expenditures in 2005 totaled $578 million, of which $530 million were related to continuing operations.

“Adjusted free cash flow” was a negative $121 million in the fourth quarter of 2006. “Adjusted free cash flow” is a non-GAAP term defined by the Company as cash flow from operations less (1) capital expenditures in continuing operations, (2) income tax payments or refunds, (3) insurance recoveries reflected in cash flows from operating activities, (4) payments against restructuring reserves and payments for litigation costs and settlements, and (5) cash flows from discontinued operations. A reconciliation of “adjusted free cash flow” to cash flows provided by (used in) operating activities is provided at the end of this release.

Liquidity

Total debt was $4.782 billion at December 31, 2006, a decline of $15 million from total debt on September 30, 2006, of $4.797 billion.  Net debt, a non-GAAP measure defined as total debt less cash and cash equivalents, was $3.998 billion at December 31, 2006, as compared to $3.988 billion at September 30, 2006.  During the fourth quarter the company announced that an $800 million secured bank credit line was established, of which $190 million is being used to support letters of credit. This usage leaves a remaining borrowing capacity of $596 million at December 31, 2006.

Income Taxes

The income tax expense of $25 million in the fourth quarter of 2006 on a pre-tax loss of $368 million from continuing operations includes $103 million of income tax expense to increase the valuation allowance for deferred tax assets associated with deferred tax assets established as a result of the tax effect of our losses that could not be recognized for financial reporting purposes.  The income tax expense of $25 million in the fourth quarter of 2006 also includes a non-cash increase to tax exposure reserves of $3 million.

Discontinued Operations

Income from discontinued operations for the fourth quarter of 2006 was $7 million after-tax, or $0.01 per share, and includes the following items:

(1)  unfavorable charge related to a managed Medicare risk pool contractual arrangement associated with our New Orleans hospitals of $21 million pre-tax, $13 million after-tax before the impact of the deferred tax valuation allowance, or $0.03 per share;

(2)  favorable litigation settlements, net of insurance recoveries, of $11 million pre-tax, $7 million after-tax before the impact of the deferred tax valuation allowance, or $0.01 per share;

(3)  impairment and restructuring charges of $23 million pre-tax, $14 million after-tax before the impact of deferred tax valuation allowance, or $0.03 per share;

(4)  net gains on sales of assets of $13 million, $8 million after-tax, or $0.02 per share; and,

(5)  unfavorable non-cash adjustments to increase the company’s valuation allowance for deferred tax assets related to discontinued operations of $17 million, or $0.04 per share.

Outlook for 2007

The company’s discussion of its 2007 Outlook is framed in terms of the 55 hospitals expected to comprise continuing operations at December 31, 2007. The two Dallas hospitals expected to be divested in the third quarter of 2007 will be recorded in continuing operations until they are divested. After divestiture, they will be reported as discontinued operations and prior periods will be reclassified to reflect those hospitals in discontinued operations. When reported in early 2008, full year 2007 financial results for continuning operations will, therefore, only include the results of the 55 hospitals. In 2006, these two hospitals, together, generated net operating revenues of approximately $142 million and a pre-tax loss, excluding unusual charges, of approximately $17 million. The term “same hospital,” as used below, is defined as results from our 55 core hospitals in both 2006 and 2007.

Growth or erosion of patient volumes at our hospitals is a crucial determinant of hospital and total company profitability. The expected level of patient admissions and outpatient visits is one of the most difficult elements of our business to forecast and is significantly influenced by factors outside our direct control. During 2006, Tenet experienced declines in both admissions and outpatient visits although we observed some early, encouraging signs of moderating declines in the fourth quarter.

For 2007, the company has assumed same hospital admission growth of approximately 0.5 to 1.5 percent and growth in same hospital outpatient visits of approximately two to three percent. Based on these volume assumptions, the Outlook for growth in net operating revenues in 2007, is in the range of 4.5 to 5.5 percent. This range is relative to a same hospital base of $8.6 billion in net operating revenues recorded for our core 55 hospitals in 2006.

The Outlook for growth in same hospital controllable operating expenses per equivalent patient day is expected to be in the range of 4.5 to 5.5 percent in 2007. This compares to 4.8 percent growth in controllable operating expenses in 2006. Restraining the growth in controllable operating expense within this range will be dependent on the successful implementation of a wide variety of cost control initiatives which are currently in various stages of implementation. Achieving this metric is also dependent on achieving budgeted growth in patient volumes as this volume growth is expected to create favorable operating leverage if the volume growth is achieved.

The Outlook for bad debt expense in 2007 is in the range of 6 to 6.7 percent of net operating revenues. This range includes the 6.1 percent bad debt expense ratio recorded for 2006, as well as the 6.0 percent same hospital bad debt expense for 2006 for our 55 core hospitals.

EBITDA (a non-GAAP term reconciled to GAAP terms in the notes at the end of this section) is expected to be in the range of $700 to $800 million in 2007. Based on the outlook for net operating revenue cited above for our 55 core hospitals, this corresponds to an EBITDA margin of 7.8 to 8.9 percent.

The Outlook for depreciation and amortization expense in 2007 is approximately $400 million, and the Outlook for interest expense is approximately $400 million, net of investment earnings and minority interests.

The company’s 2007 Outlook for pre-tax income ranges from a loss of $100 million to breakeven.

Income tax expense is expected to be immaterial given the impact of any tax valuation allowance. If a normalized tax rate of 37.5 percent is used, the Outlook for normalized earnings per share is in the range of a negative $0.13 per share to breakeven. Actual cash tax expense is expected to be minimal.

The company’s Outlook includes an expectation of net adjusted cash flows from operating activities to be positive in 2007 in the range $300 to 400 million, which the company defines to exclude income tax refunds, litigation and restructuring payments, and discontinued operations. These excluded items, which together with the expected proceeds from the sale of hospitals and an anticipated income tax refund, are expected to total approximately a positive $200 million in 2007. Capital expenditures are expected to be $750 to $800 million, including $150 million carried over from planned 2006 commitments.

This Outlook excludes all previously announced payments to settle litigation or investigations as well as any potential future settlements. The Outlook also excludes any impairment, restructuring or special charges, as well as the operating results of discontinued operations.

The required reconciliation to GAAP terms of Tenet’s 2007 Outlook for EBITDA is as follows: a 2007 Outlook range for a pre-tax loss of $100 million to break-even, plus depreciation and amortization of approximately $400 million, plus interest expense (net of investment earnings and minority interests) of approximately $400 million, yields an EBITDA range of $700 to $800 million.

Outlook for Intermediate-Term Earnings Potential

On June 29, 2006, Tenet provided investors with an assessment of the company’s intermediate-term earnings potential looking out over a two to three-year period to the years 2008 and 2009 for an adjusted EBITDA margin of 11 to 13 percent. The corresponding assessment of pre-tax income was in the range of $265 to $465 million and of cash flow from operations in the range of $750 to $950 million. Although still within the range of adjusted EBITDA, pre-tax earnings and cash flow, which was given as the intermediate term earnings potential at that time, the company now believes it is more likely that performance will be in the lower half of the range, and that level of performance to be reached in 2009. The company expects additional improvement beyond this intermediate-term time frame.

The pivotal assumption underlying performance at the indicated level remains Tenet’s ability to achieve admissions growth of 1.0 to 1.5 percent over this period and growth in outpatient visits of 1.5 to 2.0 percent. The achievement of an adjusted EBITDA margin in this range is also critically dependent on stability in the number of uninsured patients as well as the maintenance of existing patterns of co-pays and deductibles in relevant health insurance plans. Although the company may be able to mitigate through its various initiatives some level of variation in these assumptions, this cannot be assured. The company believes this outlook for its earnings potential is achievable, but also cautions investors that there are numerous factors, in addition to those listed above, which could prevent this level of financial performance from occurring.

The required reconciliation to GAAP terms for an EBITDA margin of 11 to 13 percent as given at the time of the company’s June 29 press release is as follows: an assumed range of pre-tax income of $265 million to $465 million, assumed depreciation and amortization of approximately $400 to 420 million, assumed interest expense (net of investment earnings and minority income) of approximately $420 to 430 million, yields an EBITDA range of $1.1 to $1.3 billion. On assumed net revenues of $9.6 to 10.2 billion this corresponds to a range of adjusted EBITDA margin of 11 to 13 percent.

Management’s Webcast Discussion of Fourth Quarter and Full Year 2006 Results

Tenet management will discuss fourth quarter and full year 2006 results on a webcast event scheduled to begin at 11:00 AM (ET) on February 27, 2007. This webcast may be accessed through Tenet’s website at www.tenethealth.com.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.   Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2006, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

	Three Months Ended December 31,
(Dollars in millions except per share amounts)	2006	%	2005	%	Change

Net operating revenues	$2,179	100.0%	$2,123	100.0%	2.6%
Operating expenses:
Salaries, wages and benefits	(986)	(45.2)%	(958)	(45.1)%	2.9%
Supplies	(392)	(18.0)%	(390)	(18.4)%	0.5%
Provision for doubtful accounts	(124)	(5.7)%	(148)	(7.0)%	(16.2)%
Other operating expenses	(524)	(24.0)%	(504)	(23.7)%	4.0%
Depreciation	(84)	(3.9)%	(73)	(3.4)%	15.1%
Amortization	(11)	(0.5)%	(7)	(0.3)%	57.1%
Impairment of long-lived assets and goodwill, and restructuring charges	(323)	(14.8)%	(32)	(1.5)%
Hurricane insurance recoveries, net of costs	—		(4)	(0.2)%
Costs of litigation and investigations	(15)	(0.7)%	(165)	(7.8)%
Operating loss	(280)	(12.8)%	(158)	(7.4)%
Interest expense	(102)		(100)
Investment earnings	13		18
Minority interests	(2)		(1)
Net gains on sales of investments	3		4
Loss from continuing operations, before income taxes	(368)		(237)
Income tax (expense) benefit	(25)		57
Loss from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	(393)		(180)
Discontinued operations:
Loss from operations of asset group	(23)		(30)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(23)		(45)
Hurricane insurance recoveries, net of costs	(1)		(11)
Litigation settlements, net of insurance recoveries	11		—
Net gain (loss) on sales of asset group	13		(1)
Income tax benefit (expense)	30		(3)
Income (loss) from discontinued operations	7		(90)
Loss before cumulative effect of change in accounting principle	(386)		(270)
Cumulative effect of change in accounting principle, net	—		(16)
Net loss	$(386)		$(286)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$(0.83)		$(0.39)
Discontinued operations	0.01		(0.19)
Cumulative effect of change in accounting principle, net of tax	0.00		(0.03)
	$(0.82)		$(0.61)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	471,484		469,607

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

	Year Ended December 31,
(Dollars in millions except per share amounts)	2006	%	2005	%	Change

Net operating revenues	$8,701	100.0%	$8,614	100.0%	1.0%
Operating expenses:
Salaries, wages and benefits	(3,883)	(44.6)%	(3,922)	(45.5)%	(1.0)%
Supplies	(1,587)	(18.2)%	(1,574)	(18.3)%	0.8%
Provision for doubtful accounts	(530)	(6.1)%	(625)	(7.3)%	(15.2)%
Other operating expenses	(2,014)	(23.1)%	(1,921)	(22.3)%	4.8%
Depreciation	(313)	(3.6)%	(306)	(3.5)%	2.3%
Amortization	(29)	(0.3)%	(26)	(0.3)%	11.5%
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(380)	(4.4)%	(46)	(0.5)%
Hurricane insurance recoveries, net of costs	14	0.1%	(13)	(0.1)%
Costs of litigation and investigations	(766)	(8.8)%	(212)	(2.5)%
Loss from early extinguishment of debt	—	—%	(15)	(0.2)%
Operating loss	(787)	(9.0)%	(46)	(0.5)%
Interest expense	(409)		(404)
Investment earnings	62		59
Minority interests	(4)		(3)
Net gains on sales of investments	5		4
Loss from continuing operations, before income taxes	(1,133)		(390)
Income tax benefit	262		84
Loss from continuing operations, before discontinued operations and cumulative effect of changes in accounting principle	(871)		(306)
Discontinued operations:
Loss from operations of asset group	(58)		(102)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(99)		(276)
Hurricane insurance recoveries, net of costs	186		(43)
Litigation settlements, net of insurance recoveries	35		—
Net gain on sales of asset group	15		19
Income tax (expense) benefit	(13)		—
Income (loss) from discontinued operations	66		(402)
Loss before cumulative effect of changes in accounting principle	(805)		(708)
Cumulative effect of changes in accounting principle, net of tax	2		(16)
Net loss	$(803)		$(724)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$(1.85)		$(0.65)
Discontinued operations	0.14		(0.86)
Cumulative effect of changes in accounting principle, net of tax	—		(0.03)
	$(1.71)		$(1.54)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	470,847		468,898

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

(Unaudited)

	December 31,
(Dollars in Millions)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$784	$1,373
Receivable for insurance recoveries	—	75
Investments in marketable debt securities	39	5
Accounts receivable, less allowance for doubtful accounts	1,413	1,525
Inventories of supplies, at cost	184	190
Income tax receivable	171	—
Deferred income taxes	69	107
Assets held for sale	119	11
Other current assets	246	222
Total current assets	3,025	3,508
Restricted cash	—	263
Investments and other assets	383	380
Property and equipment, at cost, less accumulated depreciation and amortization	4,299	4,620
Goodwill	601	800
Other intangible assets, at cost, less accumulated amortization	231	241
Total assets	$8,539	$9,812

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$22	$19
Accounts payable	775	857
Accrued compensation and benefits	390	441
Professional and general liability reserves	145	145
Accrued interest payable	130	124
Accrued legal settlement costs	71	313
Other current liabilities	392	393
Total current liabilities	1,925	2,292
Long-term debt, net of current portion	4,760	4,784
Professional and general liability reserves	586	594
Accrued legal settlement costs	251	—
Other long-term liabilities and minority interests	646	909
Deferred income taxes	107	212
Total liabilities	8,275	8,791
Commitments and contingencies
Shareholders’ equity:
Common stock	26	26
Additional paid-in capital	4,372	4,320
Accumulated other comprehensive loss	(45)	(39)
Accumulated deficit	(2,610)	(1,807)
Less common stock in treasury, at cost	(1,479)	(1,479)
Total shareholders’ equity	264	1,021
Total liabilities and shareholders’ equity	$8,539	$9,812

TENET HEALTHCARE CORPORATION

CASH FLOW DATA

(Unaudited)

	Year Ended December 31,
(Dollars in Millions)	2006	2005
Net loss	$(803)	$(724)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	342	332
Provision for doubtful accounts	530	625
Deferred income tax benefit	(68)	(62)
Stock-based compensation charges	50	48
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	380	46
Costs of litigation and investigations	766	212
Loss from early extinguishment of debt	—	15
Pre-tax (income) loss from discontinued operations	(79)	403
Cumulative effect of changes in accounting principle	(2)	16
Other items	(22)	11
Increases (decreases) in cash from changes in operating assets and liabilities:
Accounts receivable	(471)	(659)
Inventories and other current assets	(45)	11
Income taxes	(397)	510
Accounts payable, accrued expenses and other current liabilities	(110)	69
Other long-term liabilities	27	(24)
Insurance recoveries for business interruption and other costs	161	—
Payments against reserves for restructuring charges and litigation costs and settlements	(698)	(99)
Net cash provided by (used in) operating activities from discontinued operations, excluding income taxes and insurance recoveries for business interruption and other costs	(23)	33
Net cash provided by (used in) operating activities	(462)	763
Cash flows from investing activities:
Purchases of property and equipment:
Continuing operations	(631)	(528)
Discontinued operations	(50)	(48)
Purchase of property and buyout of discontinued operations joint venture interest	(28)	—
Construction of new hospitals	(12)	(2)
Proceeds from sales of facilities, long-term investments and other assets	244	173
Purchases of marketable securities	(43)	(43)
Insurance recoveries for property damage	115	75
Other items	26	(19)
Net cash used in investing activities	(379)	(392)
Cash flows from financing activities:
Sale of new senior notes	—	773
Repurchases of senior notes	—	(413)
Payments of borrowings	(20)	(25)
Release of restricted cash related to letter of credit facility	263	—
Proceeds from exercise of stock options	—	12
Other items	9	1
Net cash provided by financing activities	252	348
Net increase (decrease) in cash and cash equivalents	(589)	719
Cash and cash equivalents at beginning of period	1,373	654
Cash and cash equivalents at end of period	$784	$1,373
Supplemental disclosures:
Interest paid, net of capitalized interest	$(376)	$(357)
Income tax refunds received (payments made), net	$(215)	$530

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING HOSPITALS

Years Ended December 31, 2006 and 2005

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2006	2005	Change	2006	2005	Change

Net inpatient revenues	$1,494	$1,469	1.7%	$5,928	$5,808	2.1%
Net outpatient revenues	$622	$591	5.2%	$2,483	$2,494	(0.4)%

Number of general hospitals (at end of period)	57	57	— *	57	57	— *
Licensed beds (at end of period)	14,941	15,121	(1.2)%	14,941	15,121	(1.2)%
Average licensed beds	14,941	15,100	(1.1)%	15,023	15,128	(0.7)%
Utilization of licensed beds	51.3%	53.0%	(1.7)%*	52.5%	54.6%	(2.1)%*
Patient days	705,249	736,638	(4.3)%	2,881,383	3,017,354	(4.5)%
Equivalent patient days	997,836	1,029,551	(3.1)%	4,066,907	4,220,075	(3.6)%
Net inpatient revenue per patient day	$2,118	$1,994	6.2%	$2,057	$1,925	6.9%
Admissions	143,110	144,482	(0.9)%	578,168	592,698	(2.5)%
Equivalent admissions	203,830	203,722	0.1%	822,062	835,894	(1.7)%
Net inpatient revenue per admission	$10,440	$10,167	2.7%	$10,253	$9,799	4.6%
Average length of stay (days)	4.9	5.1	(0.2)*	5.0	5.1	(0.1)*
Surgeries	99,480	103,715	(4.1)%	411,164	425,606	(3.4)%
Net outpatient revenue per visit	$592	$545	8.6%	$580	$552	5.1%
Outpatient visits	1,051,106	1,084,425	(3.1)%	4,280,812	4,517,119	(5.2)%

Sources of net patient revenue
Medicare	26.3%	28.1%	(1.8)%*	26.5%	27.4%	(0.9)%*
Medicaid	9.3%	8.0%	1.3%*	9.0%	8.4%	0.6%*
Managed care	52.0%	51.4%	0.6%*	52.3%	50.7%	1.6%*
Indemnity, self-pay and other	12.4%	12.5%	(0.1)%*	12.2%	13.5%	(1.3)%*

* This change is the difference between the 2006 and 2005 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2006 by Calendar Quarter

(Unaudited)

	Three Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/06	6/30/06	9/30/06	12/31/06	12/31/06

Net operating revenues	$2,210	$2,195	$2,117	$2,179	$8,701
Operating expenses:
Salaries, wages and benefits	(981)	(963)	(953)	(986)	(3,883)
Supplies	(411)	(398)	(386)	(392)	(1,587)
Provision for doubtful accounts	(121)	(128)	(157)	(124)	(530)
Other operating expenses	(480)	(497)	(513)	(524)	(2,014)
Depreciation	(76)	(76)	(77)	(84)	(313)
Amortization	(6)	(6)	(6)	(11)	(29)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(29)	(27)	(1)	(323)	(380)
Hurricane insurance recoveries, net of costs	(3)	13	4	—	14
Costs of litigation and investigations	(16)	(728)	(7)	(15)	(766)
Operating income (loss)	87	(615)	21	(280)	(787)
Interest expense	(102)	(101)	(104)	(102)	(409)
Investment earnings	17	17	15	13	62
Minority interests	(1)	—	(1)	(2)	(4)
Net gains on sales of investments	2	—	—	3	5
Income (loss) from continuing operations, before income taxes	3	(699)	(69)	(368)	(1,133)
Income tax (expense) benefit	(4)	252	39	(25)	262
Loss from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	(1)	(447)	(30)	(393)	(871)
Discontinued operations:
Income (loss) from operations of asset group	3	(21)	(17)	(23)	(58)
Hurricane insurance recoveries, net of costs	(1)	194	(6)	(1)	186
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	25	(101)	—	(23)	(99)
Litigation settlements, net of insurance recoveries	45	(21)	—	11	35
Net gain (loss) on sale of asset group	—	(1)	3	13	15
Income tax (expense) benefit	(3)	(1)	(39)	30	(13)
Income (loss) from discontinued operations	69	49	(59)	7	66
Income (loss) before cumulative effect of change in accounting principle	68	(398)	(89)	(386)	(805)
Cumulative effect of change in accounting principle, net of tax	2	—	—	—	2
Net income (loss)	$70	$(398)	$(89)	$(386)	$(803)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$—	$(0.95)	$(0.06)	$(0.83)	$(1.85)
Discontinued operations	0.15	0.10	(0.13)	0.01	0.14
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—
	$0.15	$(0.85)	$(0.19)	$(0.82)	$(1.71)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	470,069	470,608	471,227	471,484	470,847

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING HOSPITALS

Fiscal 2006 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission	Three Months Ended				Year Ended
and per visit amounts)	3/31/06	6/30/06	9/30/06	12/31/06	12/31/06

Net inpatient revenues	$1,536	$1,480	$1,418	$1,494	$5,928
Net outpatient revenues	$606	$632	$623	$622	$2,483

Number of general hospitals (at end of period)	57	57	57	57	57
Licensed beds (at end of period)	15,114	15,047	14,941	14,941	14,941
Average licensed beds	15,114	15,069	14,967	14,941	15,023
Utilization of licensed beds	56.6%	51.8%	50.5%	51.3%	52.5%
Patient days	770,139	710,339	695,656	705,249	2,881,383
Equivalent patient days	1,069,847	1,008,689	990,535	997,836	4,066,907
Net inpatient revenue per patient day	$1,994	$2,084	$2,038	$2,118	$2,057
Admissions	150,879	142,976	141,203	143,110	578,168
Equivalent admissions	211,103	204,640	202,489	203,830	822,062
Net inpatient revenue per admission	$10,180	$10,351	$10,042	$10,440	$10,253
Average length of stay (days)	5.1	5.0	4.9	4.9	5.0
Surgeries	105,698	104,897	101,089	99,480	411,164
Net outpatient revenue per visit	$553	$584	$593	$592	$580
Outpatient visits	1,096,046	1,083,060	1,050,600	1,051,106	4,280,812

Sources of net patient revenue
Medicare	28.3%	26.8%	24.7%	26.3%	26.5%
Medicaid	8.5%	9.5%	8.8%	9.3%	9.0%
Managed care	51.3%	52.2%	53.9%	52.0%	52.3%
Indemnity, self-pay and other	11.9%	11.5%	12.6%	12.4%	12.2%

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2005 by Calendar Quarter

(Unaudited)

	Three Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05
Net operating revenues	$2,199	$2,142	$2,150	$2,123	$8,614
Operating expenses:
Salaries, wages and benefits	(993)	(986)	(985)	(958)	(3,922)
Supplies	(398)	(388)	(398)	(390)	(1,574)
Provision for doubtful accounts	(154)	(140)	(183)	(148)	(625)
Other operating expenses	(456)	(475)	(486)	(504)	(1,921)
Depreciation	(77)	(74)	(82)	(73)	(306)
Amortization	(4)	(5)	(10)	(7)	(26)
Impairment of long-lived assets and restructuring charges	(9)	4	(9)	(32)	(46)
Loss from hurricanes	—	—	(9)	(4)	(13)
Costs of litigation and investigations	(8)	(11)	(28)	(165)	(212)
Loss from early extinguishment of debt	(15)	—	—	—	(15)
Operating income (loss)	85	67	(40)	(158)	(46)
Interest expense	(101)	(102)	(101)	(100)	(404)
Investment earnings	9	15	17	18	59
Minority interests	—	(1)	(1)	(1)	(3)
Net gains on sales of investments	—	—	—	4	4
Loss from continuing operations, before income taxes	(7)	(21)	(125)	(237)	(390)
Income tax (expense) benefit	18	12	(3)	57	84
Income (loss) from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	11	(9)	(128)	(180)	(306)
Discontinued operations:
Loss from operations of asset group	(29)	(29)	(14)	(30)	(102)
Impairment of long-lived assets and restructuring charges, net of insurance recoveries	(7)	(1)	(223)	(45)	(276)
Loss from hurricanes	—	—	(32)	(11)	(43)
Net gain (loss) on sales of asset group	22	—	(2)	(1)	19
Income tax (expense) benefit	(1)	6	(2)	(3)	—
Loss from discontinued operations	(15)	(24)	(273)	(90)	(402)
Loss before cumulative effect of change in accounting principle	(4)	(33)	(401)	(270)	(708)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(16)	(16)
Net loss	$(4)	$(33)	$(401)	$(286)	$(724)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$0.02	$(0.02)	$(0.27)	$(0.39)	$(0.65)
Discontinued operations	(0.03)	(0.05)	(0.58)	(0.19)	(0.86)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.03)	(0.03)
	$(0.01)	$(0.07)	$(0.85)	$(0.61)	$(1.54)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	468,947	468,758	469,179	469,607	468,898

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING HOSPITALS

Fiscal 2005 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per	Three Months Ended				Year Ended
admission and per visit amounts)	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05

Net inpatient revenues	$1,494	$1,408	$1,437	$1,469	$5,808
Net outpatient revenues	$622	$645	$636	$591	$2,494

Number of general hospitals (at end of period)	57	57	57	57	57
Licensed beds (at end of period)	15,154	15,154	15,117	15,121	15,121
Average licensed beds	15,139	15,154	15,117	15,100	15,128
Utilization of licensed beds	58.9%	53.9%	52.8%	53.0%	54.6%
Patient days	803,045	743,889	733,782	736,638	3,017,354
Equivalent patient days	1,108,173	1,047,509	1,034,842	1,029,551	4,220,075
Net inpatient revenue per patient day	$1,860	$1,893	$1,958	$1,994	$1,925
Admissions	155,292	146,946	145,978	144,482	592,698
Equivalent admissions	215,764	208,608	207,800	203,722	835,894
Net inpatient revenue per admission	$9,621	$9,582	$9,843	$10,167	$9,799
Average length of stay (days)	5.2	5.1	5.0	5.1	5.1
Surgeries	106,152	108,674	107,065	103,715	425,606
Net outpatient revenue per visit	$525	$559	$581	$545	$552
Outpatient visits	1,184,367	1,152,609	1,095,718	1,084,425	4,517,119

Sources of net patient revenue
Medicare	28.0%	27.3%	26.1%	28.1%	27.4%
Medicaid	8.2%	8.5%	8.8%	8.0%	8.4%
Managed care	50.4%	49.8%	51.3%	51.4%	50.7%
Indemnity, self-pay and other	13.4%	14.4%	13.8%	12.5%	13.5%

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

(1) Operating Measures Adjusted for the Impact of the Compact

In March 2004, we announced that we would be implementing managed care-style pricing for most of our uninsured patients under our Compact with Uninsured Patients (“Compact”). The discounts for uninsured patients began to be phased in during the second quarter of 2004 and were in effect at 29 of our hospitals in continuing operations by December 31, 2004, and at all 57 of our hospitals by September 30, 2005.  Our Compact is designed to offer managed care-style discounts to most uninsured patients, which enables us to offer lower rates to those patients who historically have been charged standard gross charges. A significant portion of those accounts had often been written down as provision for doubtful accounts if the accounts were not collected. Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded and also reduces our provision for doubtful accounts.

In light of the phase-in of the discounts for uninsured patients under the Compact, the Company is providing supplemental data in addition to data required in accordance with generally accepted accounting principles (“GAAP”). It does so to show the effect that the discounts under the Compact have had on the Company’s historical results of operations, without estimating or suggesting the effect on future results of operations. This supplemental information has inherent limitations because discounts under the Compact during the periods presented are not indicative of future periods.  In spite of the limitations, the Company finds the information useful to the extent it better enables itself and users of its financial statements to evaluate net operating revenue trends and measure certain operating expense categories, which are largely influenced by volumes and generally are analyzed as a percent of net operating revenues.

The Table #1 below illustrates certain operating expense categories as a percent of net operating revenues excluding discounts under the Compact, as described above, for the three-month periods ended December 31, 2006 and December 31, 2005.  The tables also illustrate net inpatient revenue per admission and net outpatient revenue per visit excluding the discounts under the Compact, as described above, for the three-month periods ended December 31, 2006 and December 31, 2005.  For all non-GAAP measures provided, the tables below present the comparable GAAP measures and a reconciliation of the different measures. The Company believes the consistent use of this supplemental information provides itself and users of its financial statements with reliable period-to-period comparisons. Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance.

(2) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) before (1) interest expense, (2) taxes, (3) depreciation, (4) amortization, (5) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (6) hurricane insurance recoveries, net of costs, (7) costs of litigation and investigations, (8) investment earnings, (9) minority interests, (10) income (loss) from discontinued operations, (11) cumulative effect of change in accounting principle, net of tax, and (12) net gain (loss) on sale of assets.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss). Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance.

Reconciliations of Adjusted EBITDA to net income (loss), the most comparable GAAP term, are set forth in the following tables for the three-months and years ended December 31, 2006 and 2005.

(3) Adjusted Free Cash Flow

Adjusted free cash flow as calculated in Table #3 below represents cash flow provided by (used in) operating activities less capital expenditures in continuing operations and excluding litigation costs and settlement payments, payments against restructuring reserves, insurance recoveries reflected in cash flows from operating activities, income tax (payments) refunds and cash flows from discontinued operations. The Company believes the use of adjusted free cash flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance or liquidity.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 -  Operating Measures Adjusted for the Impact of the Compact

(Unaudited)

	Three Months Ended December 31, 2006
(Dollars in millions except per admission, per day and per visit amounts)	Actual GAAP Amounts	Compact Adjustments	Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenue	Non-GAAP % of Adjusted Net Operating Revenue

Net operating revenues	$2,179	$235	$2,414	100.0%	100.0%
Operating expenses:
Salaries, wages and benefits	(986)	—	(986)	(45.2)%	(40.8)%
Supplies	(392)	—	(392)	(18.0)%	(16.2)%
Provision for doubtful accounts	(124)	(216)	(340)	(5.7)%	(14.1)%
Other operating expenses	(524)	—	(524)	(24.0)%	(21.7)%
Net inpatient revenues	$1,494	$118	$1,612
Net outpatient revenues	$622	$117	$739
Net patient revenues	$2,116	$235	$2,351
Admissions	143,110		143,110
Patient days	705,249		705,249
Outpatient visits	1,051,106		1,051,106
Equivalent patient days	997,836		997,836
Net inpatient revenue per admission	$10,440		$11,264
Net inpatient revenue per patient day	$2,118		$2,286
Net outpatient revenue per visit	$592		$703
Net patient revenue per equivalent patient day	$2,121		$2,356

	Three Months Ended December 31, 2005
(Dollars in millions except per admission, per day and per visit amounts)	Actual GAAP Amounts	Compact Adjustments	Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenue	Non-GAAP % of Adjusted Net Operating Revenue

Net operating revenues	$2,123	$195	$2,318	100.0%	100.0%
Operating expenses:
Salaries, wages and benefits	(958)	—	(958)	(45.1)%	(41.3)%
Supplies	(390)	—	(390)	(18.4)%	(16.8)%
Provision for doubtful accounts	(148)	(181)	(329)	(7.0)%	(14.2)%
Other operating expenses	(504)	—	(504)	(23.7)%	(21.7)%
Net inpatient revenues	$1,469	$104	$1,573
Net outpatient revenues	$591	$91	$682
Net patient revenues	$2,060	$195	$2,255
Admissions	144,482		144,482
Patient days	736,638		736,638
Outpatient visits	1,084,425		1,084,425
Equivalent patient days	1,029,551		1,029,551
Net inpatient revenue per admission	$10,167		$10,887
Net inpatient revenue per patient day	$1,994		$2,135
Net outpatient revenue per visit	$545		$629
Net patient revenue per equivalent patient day	$2,001		$2,190

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #2 - Reconciliation of Adjusted EBITDA

Dollars in Millions

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2006	2005	2006	2005
Net loss	$(386)	$(286)	$(803)	$(724)
Less: Cumulative effect of changes in accounting principle, net of tax	—	(16)	2	(16)
Income (loss) from discontinued operations	7	(90)	66	(402)
Loss from continuing operations	(393)	(180)	(871)	(306)
Income tax benefit (expense)	(25)	57	262	84
Net gain on sales of facilities and long-term investments	3	4	5	4
Minority interests	(2)	(1)	(4)	(3)
Investment earnings	13	18	62	59
Interest expense	(102)	(100)	(409)	(404)
Operating loss	(280)	(158)	(787)	(46)
Loss from early extinguishment of debt	—	—	—	(15)
Costs of litigation and investigations	(15)	(165)	(766)	(212)
Hurricane insurance recoveries, net of costs	—	(4)	14	(13)
Impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries	(323)	(32)	(380)	(46)
Amortization	(11)	(7)	(29)	(26)
Depreciation	(84)	(73)	(313)	(306)
Adjusted EBITDA	$153	$123	$687	$572

Net operating revenues	$2,179	$2,123	$8,701	$8,614
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	7.0%	5.8%	7.9%	6.6%

Additional Supplemental Non-GAAP Disclosures

Table #3 -  Reconciliation of Adjusted Free Cash Flow

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2006	2005	2006	2005
Cash flow provided by (used in) operating activities	$(21)	$78	$(462)	$763
Less:
Purchases of property and equipment – continuing operations	290	195	631	528
Construction of new hospitals	7	2	12	2
	(318)	(119)	(1,105)	233
Income tax (payments) refunds	(187)	1	(215)	530
Insurance recoveries for business interruption and other costs	—	—	161	—
Payments against reserves for restructuring charges and litigation costs and settlements	(15)	(26)	(698)	(99)
Cash provided by (used in) operating activities from discontinued operations	5	(27)	(23)	33
Adjusted free cash flow – continuing operations	$(121)	$(67)	$(330)	$(231)